SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.)

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

HEARTLAND FINANCIAL USA, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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☒ No fee required

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☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the off setting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:
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4)	Date Filed:

April 9, 2008

Dear Fellow Stockholder:

You are cordially invited to attend the annual stockholders’ meeting of Heartland Financial USA, Inc. to be held at the Grand River Center, 500 Bell Street, Dubuque, Iowa, on Wednesday, May 21, 2008, at 6:00 p.m. The accompanying notice of the annual meeting of stockholders and proxy statement discuss the business to be conducted at the meeting. A copy of our 2007 Annual Report to Stockholders is also enclosed. At the meeting, we will report on operations and the outlook for the year ahead.

At the meeting, you will be asked to vote on a number of matters. Our compensation/nominating committee has nominated two persons to serve as Class III directors and the board of directors recommends that you vote your shares for each of the director nominees. Additionally, our audit/corporate governance committee has selected, and we recommend that you ratify the selection of KPMG LLP to continue as our independent registered public accounting firm for the year ending December 31, 2008.

We encourage you to attend our annual meeting in person and enjoy fellowship with other stockholders at the reception following our meeting. Whether or not you plan to attend, however, please complete, sign and date the enclosed proxy and return it in the accompanying postage-paid return envelope as promptly as possible. This will ensure that your shares are represented at the meeting.

      I look forward with pleasure to seeing you and visiting with you at the meeting.

Very best personal wishes,
/s/ Lynn B. Fuller
Lynn B. Fuller
Chairman of the Board

                                    1398 Central Avenue · Dubuque, Iowa 52001 · (563) 589-2100

We especially ask you to join the directors and other fellow stockholders for cocktails and hors d’oeuvres following the meeting as we celebrate our successes during 2007. In order to comfortably accommodate all stockholders, we ask that you please return the enclosed reservation card. Doing so will allow us to have a nametag prepared for each attendee. This celebration will be held at our corporate headquarters located in the main bank building of Dubuque Bank and Trust, 1398 Central Avenue, Dubuque, Iowa, beginning at approximately 7:00 p.m. You need not attend the annual meeting in order to attend the celebration.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 21, 2008

TO THE STOCKHOLDERS:

The annual meeting of stockholders of HEARTLAND FINANCIAL USA, INC. will be held at the Grand River Center, 500 Bell Street, Dubuque, Iowa, on Wednesday, May 21, 2008, at 6:00 p.m., for the purpose of considering and voting upon the following matters:

1.      to elect two Class III directors;

2.	to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008; and

3.	to transact such other business as may properly be brought before the meeting or any adjournments or postponements of the meeting.

The board of directors is not aware of any other business to come before the meeting. Stockholders of record at the close of business on March 24, 2008, are the stockholders entitled to vote at the meeting and any adjournments or postponements of the meeting. In the event there are an insufficient number of votes for a quorum or to approve or ratify any of the foregoing proposals at the time of the annual meeting, the meeting may be adjourned or postponed in order to permit further solicitation of proxies.

By order of the Board of Directors
/s/ Lois K. Pearce
Lois K. Pearce
Secretary

Dubuque, Iowa
April 9, 2008

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE US THE EXPENSE OF FURTHER REQUESTS FOR PROXIES TO ENSURE A QUORUM AT THE MEETING. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation by the board of directors of Heartland Financial USA, Inc. of proxies to be voted at the annual meeting of stockholders to be held at the Grand River Center located at 500 Bell Street, Dubuque, Iowa, on Wednesday, May 21, 2008, at 6:00 p.m. local time, or at any adjournments or postponements of the meeting. We first mailed this proxy statement on or about April 9, 2008.

Heartland Financial USA, Inc., a Delaware corporation, is a diversified financial services holding company headquartered in Dubuque, Iowa. We offer full-service community banking through ten bank subsidiaries with a total of 60 banking locations in Iowa, Illinois, Wisconsin, New Mexico, Arizona, Montana, Colorado and Minnesota. In addition, we have separate subsidiaries in the consumer finance and insurance agency businesses. Our primary strategy is to increase profitability and diversify our market area and asset base by expanding existing subsidiaries, by establishing de novo banks and through acquisitions.

The following information regarding the meeting and the voting process is presented in a question and answer format.

Why am I receiving this proxy statement and proxy card?

You are receiving a proxy statement and proxy card from us because on March 24, 2008, you owned shares of our common stock. This proxy statement describes the matters that will be presented for consideration by the stockholders at the annual meeting. It also gives you information concerning the matters to be voted upon to assist you in making an informed decision.

When you sign the enclosed proxy card, you appoint the proxy holder as your representative at the meeting. The proxy holder will vote your shares as you have instructed in the proxy card, thereby ensuring that your shares will be voted whether or not you attend the meeting. Even if you plan to attend the meeting, you should complete, sign and return your proxy card in advance of the meeting just in case your plans change.

If you have signed and returned the proxy card and an issue comes up for a vote at the meeting that is not identified on the form, the proxy holder will vote your shares, pursuant to your proxy, in accordance with his or her judgment.

What matters will be voted on at the meeting?

You are being asked to vote on the election of two Class III directors of Heartland for a term expiring in 2011 and to ratify the selection of KPMG LLP to continue as our independent registered public accounting firm for the fiscal year ending December 31, 2008. These matters are more fully described in this proxy statement.

How do I vote?

You may vote either by mail or in person at the meeting. To vote by mail, complete and sign the enclosed proxy card and mail it in the enclosed pre-addressed envelope. No postage is required if mailed in the United States. If you mark your proxy card to indicate how you want your shares voted, your shares will be voted as you instruct.

If you sign and return your proxy card but do not mark the form to provide voting instructions, the shares represented by your proxy card will be voted “for” all nominees named in this proxy statement and “for” the ratification of our independent registered public accounting firm.

If you want to vote in person, please come to the meeting. We will distribute written ballots to anyone who wants to vote at the meeting. Please note, however, that if your shares are held in the name of your broker (or in what is usually referred to as “street name”), you will need to arrange to obtain a separate proxy from your broker in order to vote in person at the meeting.

What does it mean if I receive more than one proxy card?

It means that you have multiple holdings reflected in our stock transfer records and/or in accounts with brokers. Please sign and return ALL proxy cards to ensure that all your shares are voted.

If I hold shares in the name of a broker, who votes my shares?

If you received this proxy statement from your broker, your broker should have given you instructions for directing how your broker should vote your shares. It will then be your broker’s responsibility to vote your shares for you in the manner you direct.

Under the rules of various national and regional securities exchanges, brokers may generally vote on routine matters, such as the election of directors, but cannot vote on non-routine matters, such as an amendment to the certificate of incorporation or the adoption or amendment of a stock incentive plan, unless they have received voting instructions from the person for whom they are holding shares. If your broker does not receive instructions from you on how to vote particular shares on matters on which your broker does not have discretionary authority to vote, your broker will return the proxy form to us, indicating that he or she does not have the authority to vote on these matters. This is generally referred to as a “broker non-vote” and will affect the outcome of the voting as described below, under “How many votes are needed for approval of each proposal?” Therefore, we encourage you to provide directions to your broker as to how you want your shares voted on all matters to be brought before the meeting. You should do this by carefully following the instructions your broker gives you concerning its procedures. This ensures that your shares will be voted at the meeting.

What if I change my mind after I return my proxy?

If you hold your shares in your own name, you may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by:

•	signing another proxy with a later date and returning that proxy to Ms. Lois K. Pearce, Secretary, Heartland Financial USA, Inc., 1398 Central Avenue, Dubuque, Iowa 52001;
•	sending notice to us that you are revoking your proxy; or
•	voting in person at the meeting.
If you hold your shares in the name of your broker and desire to revoke your proxy, you will need to contact your broker to revoke your proxy.

How many votes do we need to hold the annual meeting?

A majority of the shares that are outstanding and entitled to vote as of the record date must be present in person or by proxy at the meeting in order to hold the meeting and conduct business.

Shares are counted as present at the meeting if the stockholder either:

•	is present and votes in person at the meeting;
•	has properly submitted a signed proxy card or other proxy.
On March 24, 2008, the record date, there were 16,362,529 shares of common stock issued and outstanding. Therefore, at least 8,181,266 shares need to be present at the annual meeting in order to hold the meeting and conduct business.

What happens if a nominee is unable to stand for election?

The board may, by resolution, provide for a lesser number of directors or designate a substitute nominee. In the latter case, shares represented by proxies may be voted for a substitute nominee. You cannot vote for more than two nominees. The board has no reason to believe any nominee will be unable to stand for election.

What options do I have in voting on each of the proposals?

You may vote “for” or “withhold authority to vote for” each nominee for director. You may vote “for,” “against” or “abstain” on any other proposal that may properly be brought before the meeting.

How many votes may I cast?

Generally, you are entitled to cast one vote for each share of stock you owned on the record date.

How many votes are needed for each proposal?

The directors are elected by a plurality and the two individuals receiving the highest number of votes cast “for” their election will be elected as directors of Heartland. All other matters, including the ratification of our independent registered public accounting firm, must receive the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote.

Broker non-votes will not be counted as entitled to vote, but will count for purposes of determining whether or not a quorum is present on the matter. So long as a quorum is present, broker non-votes will have no effect on the outcome of the matters to be taken up at the meeting.

Where do I find the voting results of the meeting?

We will announce preliminary voting results at the meeting. The voting results will also be disclosed in our Form 10-Q for the quarter ended June 30, 2008.

Who bears the cost of soliciting proxies?

We will bear the cost of soliciting proxies. In addition to solicitations by mail, officers, directors and employees of Heartland or its subsidiaries may solicit proxies in person or by telephone. These persons will not receive any special or additional compensation for soliciting proxies. We may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders.

ELECTION OF DIRECTORS

At the annual meeting to be held on May 21, 2008, you will be entitled to elect two Class III directors for terms expiring in 2011. The board of directors is divided into three classes of directors having staggered terms of three years. Both of the nominees for election as Class III directors are incumbent directors. We have no knowledge that either of the nominees will refuse or be unable to serve, but if any of the nominees become unavailable for election, the holders of proxies reserve the right to substitute another person of their choice as a nominee when voting at the meeting.

Set forth below is information concerning the nominees for election and for the other directors whose terms of office will continue after the meeting, including the age, year first elected a director and business experience of each during the previous five years. The nominees for Class III directors, if elected at the annual meeting, will serve for a three-year term expiring in 2011. The board of directors recommends that you vote your shares FOR each of the nominees.

NOMINEES

Name (Age)	Served as Heartland Financial USA, Inc. Director Since	Positions with Heartland Financial USA, Inc. and its Subsidiaries and Principal Occupation
CLASS III (Term Expires 2011)
James F. Conlan (Age 44)	2000
Director of Dubuque Bank and Trust; Director of Citizens Finance; Partner (1996-Present) and Member of Executive Committee (2005-present) of Sidley Austin LLP; Vice Chairman (2000-2006) and Co-Chairman (2006-present) of the Firm-wide Corporate Reorganization Practice of Sidley Austin LLP

Thomas L. Flynn (Age 52)	2002

Vice Chairman of the Board of Heartland; Director (2000-present) and Vice Chairman of the Board (2006-present) of Dubuque Bank and Trust; Director of Citizens Finance; President, Chief Executive Officer and Chief Financial Officer of Flynn Ready-Mix Concrete Co.

CONTINUING DIRECTORS

Name (Age)	Served as Heartland Financial USA, Inc. Director Since	Positions with Heartland Financial USA, Inc. and its Subsidiaries and Principal Occupation
CLASS I (Term Expires 2009)
Lynn B. Fuller (Age 58)	1987
Chairman of the Board, President and Chief Executive Officer of Heartland; Director and Vice Chairman of the Board of Dubuque Bank and Trust; Director (1992-2004) and Vice Chairman of the Board (2001-2004) of Galena State Bank; Director (1994-2004) and Vice Chairman of the Board (2001-2004) of First Community Bank; Director (1995-2004) and Vice Chairman of the Board (2001-2004) of Riverside Community Bank; Director and Vice Chairman of the Board of Wisconsin Community Bank and New Mexico Bank & Trust; Director and Vice Chairman of the Board of Arizona Bank & Trust; Director (2004-present) and Vice Chairman of the Board (2004-present) of Rocky Mountain Bank; Director (2006-present) and Vice Chairman of the Board (2006-present) of Summit Bank & Trust; Director and President of Citizens Finance; Director and  Chairman of the Board of HTLF Capital Corp.; Director (2008-present) and Vice Chairman of the Board (2008-present) of Minnesota Bank & Trust

John W. Cox, Jr. (Age 60)	2003

Director of Galena State Bank; Attorney at Law; Partner of Cox & Ward P.C. (1998-2007); Sole Practitioner of Cox Law Offices (2007-present); Vice President of External Affairs and General Counsel (2007-present) for Jo-Carroll Energy; In-House Counsel (2008-present) for the City of Galena,  Illinois

CONTINUING DIRECTORS

Name (Age)	Served as Heartland Financial USA, Inc. Director Since	Positions with Heartland Financial USA, Inc. and its Subsidiaries and Principal Occupation
CLASS II (Term Expires 2010)

Mark C. Falb (Age 60)	1995
Vice Chairman of the Board of Heartland; Chairman and Director of Dubuque Bank and Trust; Director of Citizens Finance; Chairman of the Board and Chief Executive Officer of Westmark Enterprises, Inc. and Kendall/Hunt Publishing Company

John K. Schmidt (Age 48)	2001
Chief Operating Officer (2004-present) Executive Vice President and Chief Financial Officer of Heartland; Director, Vice Chairman of the Board (2004-present), President (2000-2004) and Chief Executive Officer (2000-2004) of Dubuque Bank and Trust; Director (2004-present) and Vice Chairman of the Board (2004-present) of Galena State Bank and Riverside Community Bank; Director (2004-2007) and Vice Chairman of the Board (2004-2007) of First Community Bank; Director  and Treasurer of Citizens Finance

James R. Hill (Age 56)	2007	President of Hill Companies, LLC; Director (2006-present) and Chairman of the Board (2006-present) of Summit Bank & Trust

James F. Conlan. Mr. Conlan is a graduate of the University of Iowa College of Law, receiving his JD with Honors in 1988. Upon graduation, Mr. Conlan joined the law firm of Sidley Austin LLP, where he became a partner in 1996, Vice Chairman of the firm-wide Corporate Reorganization Practice in 2000, member of the Executive Committee in 2005 and Co-Chairman of the firm-wide Corporate Reorganization Practice in 2006. Sidley Austin LLP is one of the largest law firms in the world.

John W. Cox, Jr. Mr. Cox is a graduate of John Marshall Law School of Chicago, receiving his JD (cum laude) in 1975. Mr. Cox is sole practitioner in Cox Law Offices in Galena, Illinois, and a former Member of the U.S. House of Representatives from Illinois’ 16th District. During his term in the U.S. Congress, Mr. Cox served on the House Banking and Finance Committees. Mr. Cox also served as State’s Attorney for Jo Daviess County, Illinois and continues to serve as City Attorney of Galena.

Mark C. Falb.  Mr. Falb is a graduate of the University of Iowa and a certified public accountant (inactive). Mr. Falb was employed in an executive role with the Wm. C. Brown Company Publishers for nearly 20 years until a majority of the company was sold in 1992. He currently serves as chairman and chief executive officer of Westmark Enterprises and Kendall/Hunt Publishing, which are primarily involved in real estate ventures and textbook publishing.

Thomas L. Flynn.  Mr. Flynn obtained a BA degree in accounting and finance from Loras College and an MBA Degree from the University of Dubuque. Mr. Flynn was elected to the Iowa State Senate in 1994, where he served two full terms. During his terms he served on various committees, including the Senate Appropriations Committee; Administration and Regulation Budget Subcommittee; Commerce, Ways and Means Committee; and the Small Business, Economic Development & Tourism Committee. Mr. Flynn is an owner of a concrete and construction materials firm with locations in Iowa, Illinois and Wisconsin. He also previously served for ten years as an adjunct faculty member in the business department at Clarke College in Dubuque, Iowa.

Lynn B. Fuller.  Mr. Fuller graduated from the University of Dubuque and obtained an MBA from the University of Iowa. He joined Dubuque Bank and Trust in 1971 and remained with the bank until 1976 when he entered an officer-training program at First National Bank of St. Paul. He has held various executive positions within Heartland and its subsidiaries since his return in 1978.

James R. Hill.  Mr. Hill graduated from the University of Western Ontario and obtained an MBA from the York University. He is president of Hill Companies, LLC, a real estate investment company located in Englewood, Colorado. Mr. Hill is a founding investor and director of Summit Bank & Trust in Broomfield, Colorado.

John K. Schmidt.  Mr. Schmidt is a graduate of the University of Northern Iowa and an inactive holder of the certified public accountant certification. Before joining Dubuque Bank and Trust in 1984, Mr. Schmidt was employed by the Office of the Comptroller of the Currency and Peat Marwick Mitchell, currently known as KPMG LLP, in Des Moines, Iowa. He has held various executive positions within Heartland and its subsidiaries.

All of our directors will hold office for the terms indicated, or until their respective successors are duly elected and qualified. There are no arrangements or understandings between Heartland and any other person pursuant to which any of our directors have been selected for their respective positions. With the exception of Mr. Conlan, who is the brother-in-law of Mr. Fuller, no member of the board of directors is related to any other member of the board of directors.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS
General

There are currently seven members of the board of directors of Heartland. Generally, the board oversees our business and monitors the performance of our management. In accordance with our corporate governance procedures, the board does not involve itself in the day-to-day operations of Heartland, which is monitored by our executive officers and management. Our directors fulfill their duties and responsibilities by attending regular meetings of the full board, which are held on a quarterly basis, special meetings held from time to time and through committee membership, which is discussed below. Our directors also discuss business and other matters with Mr. Fuller, our chief executive officer, other key executives and our principal external advisers (legal counsel, auditors and other consultants).

With the exception of Messrs. Conlan, Fuller and Schmidt, our current directors are “independent” as defined by the rules of the NASDAQ Stock Market and the rules and regulations of the Securities and Exchange Commission.  The board of directors has established an audit/corporate governance committee and a compensation/nominating committee. Messrs. Cox, Falb, Flynn and Hill serve on both the audit/corporate governance and the compensation/nominating committees. Mr. Falb, who is chairman of these two committees, has not been formally designated as a “lead” independent director, but he acts in such a capacity due to his positions as chairman.

During 2007, the board of directors held four regular meetings and two special meetings. All directors during their terms of office in 2007 attended 100% of all board and committee meetings.

Executive Sessions

Consistent with the NASDAQ listing requirements, the independent directors, in conjunction with service on the audit/corporate governance committee, regularly have the opportunity to meet without Messrs. Fuller, Schmidt and Conlan in attendance. During 2007, the independent directors met in such capacity four times.

Policy On Director Attendance at Annual Meetings

It is Heartland’s policy that all directors be in attendance at annual meetings unless excused by the chairman of the board. Last year all of our directors attended the annual meeting in person.

Audit/Corporate Governance Committee

Currently, the members of the audit/corporate governance committee are directors Falb, Cox, Flynn and Hill. The board of directors has determined that each member of the audit/corporate governance committee qualifies as, and should be named as, an “audit committee financial expert” as set forth in the rules and regulations of the Securities and Exchange Commission. The board based this decision on the experience of each of the audit/corporate governance committee members as executive officers of other companies and other relevant experience using and analyzing financial statements, as well as their education or experience with accounting issues. During 2007, all members of the audit/corporate governance committee were “independent” according to listing standards set forth by NASDAQ and the rules and regulations of the Securities and Exchange Commission.

The audit/corporate governance committee charter can be found under the investor relations section of our website, www.htlf.com. The primary duties and functions of the audit/corporate governance committee are to:

•	monitor the integrity of the financial reporting process and systems of internal controls regarding finance, accounting and legal compliance;
•	retain, oversee, review and terminate our independent registered public accounting firm and pre-approve all services performed by the independent registered public accounting firm;
•	provide an avenue of communication among the independent registered public accounting firm, management, the internal audit function and the board of directors;
•	encourage adherence to, and continuous improvement of, our policies, procedures and practices at all levels;
•	review areas of potential significant financial risk; and
•	monitor compliance with legal and regulatory requirements and establish appropriate corporate governance policies for Heartland.

    The audit/corporate governance committee’s duties and functions are set forth in more detail in its charter.

Mr. Falb has served as chairman of the audit/corporate governance committee since 2001. During 2007, the audit/corporate governance committee met four times. To promote independence of the audit function, the audit/corporate governance committee consults both separately and jointly with the Company’s independent registered public accounting firm, internal auditors and management.

Compensation/Nominating Committee

Committee Members and Independence.  The compensation/nominating committee currently consists of directors Falb, Cox, Flynn and Hill. Each of these members is considered “independent” as such term is defined by NASDAQ listing requirements, an “outside” director pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, and a “non employee” director under Section 16 of the Securities Exchange Act of 1934. Mr. Falb has served as chairman of the compensation/nominating committee since 2001.

The charter of the compensation/nominating committee can be found under the investor relations section of our website, www.htlf.com. The primary duties and functions of the compensation/nominating committee are to:

•	discharge the responsibilities of the board of directors relating to the compensation of our executive officers;
•	evaluate and make recommendations to the board of directors relating to the compensation of individuals serving as directors;
•
direct the creation of and approve the annual compensation discussion and analysis on executive compensation for inclusion in our proxy statement in accordance with all applicable rules and regulations; and

•	identify individuals qualified to become members of the board of directors and select such individuals as director nominees for the next annual meeting of stockholders.

The compensation/nominating committee’s duties and functions are set forth in more detail in its charter.

Committee Meetings/Process. The compensation/nominating committee meets as often as necessary to evaluate the performance of the named executive officers, to determine salaries and bonuses for the coming year and to consider and approve any grants under incentive compensation programs. Five meetings were held in 2007.

While many compensation decisions for the coming year are made in the last quarter of the fiscal year, the compensation planning process continues throughout the year. Because the compensation program is designed to promote the Company’s business objectives and strategic business plans, management performance and current business environment are evaluated throughout the year.

The compensation/nominating committee receives materials in advance of each meeting. These materials include information that management believes will be helpful to the compensation/nominating committee as well as additional materials requested by the compensation/nominating committee. Materials used by the compensation/nominating committee include, but are not limited to:

•	financial reports covering, among other things, historical and year-to-date financial performance vs. budget and financial performance vs. representative peer groups;
•	reports on levels of achievement of individual and corporate performance objectives;
•	reports on the Company’s strategic objectives and future budgets;
•	reports on the Company’s performance against its 5 year plan;
•	information on executive officers’ stock ownership and option holdings;
•	agreements and other plan documents regarding compensation; and
•	reports from consultants retained by the compensation/nominating committee.

Role of Management. Management plays a role in the compensation process. The major aspects of management’s role are employee performance evaluation, establishment of business performance targets and objectives and recommendation of salaries, bonuses and equity awards. The chief executive officer assists the compensation/nominating committee chair with setting the agenda for compensation/nominating committee meetings and also coordinates the preparation of materials for compensation/nominating committee meetings. At the request of the compensation/nominating committee, the chief executive officer also provides information regarding the Company’s strategic objectives, evaluation of executive officer performance and compensation recommendations for executive officers other than himself.

Role of Advisors. The compensation/nominating committee charter authorizes the compensation/nominating committee to retain and terminate any third party compensation consultant for the purpose of evaluating the executive officers and the chief executive officer, as well as recommending appropriate compensation for such individuals. Such consultants report directly to the compensation/nominating committee.

Since 2004, Frederic W. Cook & Co., Inc., (“FWCC”) has been retained by the compensation/nominating committee to provide compensation consulting services. The compensation/nominating committee has determined that FWCC is independent as it has no other ties to the Company and does not perform any other services for the Company or any affiliates. FWCC’s role includes providing market information on compensation levels and practices, assisting in the design of compensation components, and providing input on related technical and regulatory matters.

Director Nominations and Qualifications

In carrying out its nominating function, the compensation/nominating committee evaluates all potential nominees for election, including incumbent directors, board nominees and stockholder nominees, in the same manner, although it is not currently seeking out candidates to serve on the board and we did not receive any stockholder nominations for the 2008 annual meeting. Generally, in addition to prior service on a subsidiary bank board, the compensation/nominating committee believes that, at a minimum, directors should possess certain qualities, including the highest personal and professional ethics, integrity and values, a sufficient educational and professional background, exemplary management and communications skills, demonstrated leadership skills, sound judgment in his or her professional and personal life, a strong sense of service to the communities which we serve and an ability to meet the standards and duties set forth in our code of conduct. Additionally, no nominee can be eligible for election or re-election as a director if, at the time of such election, such person is 70 or more years of age.  Each nominee must also be willing to devote sufficient time to carrying out his or her board duties and responsibilities effectively.

The compensation/nominating committee also evaluates potential nominees to determine if they have any conflicts of interest that may interfere with their ability to serve as effective board members and whether they are “independent” in accordance with NASDAQ requirements (to ensure that at least a majority of the directors will, at all times, be independent). In the past, the compensation/nominating committee has not retained any third party to assist it in identifying candidates, but it has the authority to retain a third party firm or professional for the purpose of identifying candidates.

Stockholder Communications with the Board, Nomination and Proposal Procedures

General Communications with the Board.  As set forth on our website, www.htlf.com, our board of directors can be contacted through Heartland’s corporate headquarters at 1398 Central Avenue, P.O. Box 778, Dubuque, Iowa 52004-0778, Attn: Lois K. Pearce, or by telephone at Heartland’s administrative offices, at 563-589-2100. Each communication will be forwarded to the board or the specific directors identified in the communication as soon as reasonably possible.

Nominations of Directors.  In order for a stockholder nominee to be considered by the compensation/nominating committee to be its nominee and included in our proxy statement, the nominating stockholder must file a written notice of the proposed director nomination with our corporate secretary, at the above address, at least 120 days prior to the anniversary of the date the previous year’s proxy statement was mailed to stockholders. Nominations must include the full name and address of the proposed nominee and a brief description of the proposed nominee’s business experience for at least the previous five years. All submissions must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. The compensation/nominating committee may request additional information in order to make a determination as to whether to nominate the person for director.

In accordance with our bylaws, a stockholder may otherwise nominate a director for election at an annual meeting of stockholders by delivering written notice of the nomination to our corporate secretary, at the above address, not less than 30 days nor more than 75 days prior to the date of the annual meeting. The stockholder’s notice of intention to nominate a director must include (i) the name and address of record of the stockholder who intends to make the nomination; (ii) a representation that the stockholder is a holder of record of shares of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) the name, age, business and residence addresses, and principal occupation or employment of each nominee; (iv) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or person) pursuant to which the nomination or nominations are to be made by the stockholder; (v) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, as then in effect; and (vi) the consent of each nominee to serve as a director of the corporation if so elected. We may request additional information after receiving the notification for the purpose of determining the proposed nominee’s eligibility to serve as a director. Persons nominated for election to the board pursuant to this paragraph will not be included in our proxy statement.

Other Stockholder Proposals. To be considered for inclusion in our proxy statement and form of proxy for our 2009 annual meeting of stockholders, stockholder proposals must be received by our corporate secretary, at the above address, no later than December 10, 2008, and must otherwise comply with the notice and other provisions of our bylaws, as well as Securities and Exchange Commission rules and regulations.

For proposals to be otherwise brought by a stockholder and voted upon at an annual meeting, the stockholder must file written notice of the proposal to our corporate secretary not less than 30 or more than 75 days prior to the scheduled date of the annual meeting.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all of our directors and employees. The code sets forth the standard of ethics that we expect all of our directors and employees to follow, including our chief executive officer and chief financial officer. The code is posted on our website, www.htlf.com. We intend to satisfy the disclosure requirements under Item 5.05 of Form 8-K regarding any amendment to or waiver of the code with respect to our chief executive officer and chief financial officer, and persons performing similar functions, by posting such information on our website.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock at March 24, 2008, by each person known by us to be the beneficial owner of more than 5% of the outstanding common stock, by each director or nominee, by each executive officer named in the summary compensation table and by all directors and executive officers of Heartland as a group. The address of each 5% stockholder is 1398 Central Avenue, Dubuque, Iowa 52001.

Name of Individual and Number of Persons in Group	Amount and Nature of Beneficial Ownership (1)	Percent of Class

5% Stockholders, Directors and Nominees

Lynn S. Fuller	1,384,706(2)	8.5%
Heartland Partnership, L.P.	834,000(3)	5.1%

James F. Conlan	130,078(4)	*
John W. Cox, Jr.	21,533(5)	*
Mark C. Falb	95,645(6)	*
Thomas L. Flynn	30,034(7)	*
Lynn B. Fuller	760,560(8)	4.6%
James R. Hill	200(9)	*
John K. Schmidt	234,079(10)	1.4%

Other Executive Officers

Kenneth J. Erickson	230,461(11)	1.4%
Edward H. Everts	171,676	1.0%
Douglas J. Horstmann	177,567(12)	1.1%
All directors and executive officers as a group (12 persons)	2,056,287	12.6%

*      Less than one percent

(1)           The information contained in this column is based upon information furnished to Heartland by the persons named above and the members of the designated group. Amounts reported include shares held directly as well as shares which are held in retirement accounts and shares held by certain members of the named individuals’ families or held by trusts of which the named individual is a trustee or substantial beneficiary, with respect to which shares the respective director may be deemed to have sole or shared voting and/or investment power. Also included are restricted shares awarded under our 2005 Long-Term Incentive Plan. Additionally, shares obtainable through the exercise of options within 60 days of the date of the information presented in this table are included in the following amounts: Mr. Lynn B. Fuller – 38,250 shares; Mr. Schmidt – 58,250 shares; Mr. Erickson – 37,750 shares; Mr. Horstmann – 15,000 shares; Mr. Everts – 35,250 shares and all directors and executive officers as a group – 224,416 shares. The nature of beneficial ownership for shares shown in this column is sole voting and investment power, except as set forth in the footnotes below. Inclusion of shares shall not constitute an admission of beneficial ownership or voting and investment power over included shares.

(2)           Includes shares held by the Heartland Partnership, L.P., over which Mr. Fuller has sole voting and investment power, as well as 66,611 shares held by a trust for which Mr. Fuller’s spouse is a trustee and 123,078 shares held in a trust for which Mr. Fuller serves as co-trustee, over which Mr. Fuller has shared voting and investment power.

(3)           Mr. Lynn S. Fuller, a former director of Heartland and a stockholder of more than 5% of the outstanding shares, is the general partner of Heartland Partnership, L.P., and in such capacity exercises sole voting and investment power over such shares.

(4)           Includes 53,578 shares held by a trust for which Mr. Conlan’s spouse is trustee and 21,000 shares held by the Heartland Partnership, L.P., over which Mr. Conlan has no voting or investment power but in which Mr. Conlan’s spouse does have a beneficial interest, and 14,000 shares held in trust for children.

(5)           Includes 15,277 shares held by John W. Cox Jr. Inc., of which Mr. Cox is a controlling stockholder and 4,292 shares held by McJoyce, Inc. of which Mr. Cox is a controlling stockholder.

                (6)           Includes 68,856 shares held by Mr. Falb’s spouse, as trustee, over which Mr. Falb has no voting or investment power.

(7)           Includes 2,486 shares held by Mr. Flynn’s spouse in an individual retirement account, over which Mr. Flynn has no voting or investment power.

(8)           Includes an aggregate of 8,555 shares held by Mr. Fuller’s spouse and minor children and 123,078 shares held in a trust for which Mr. Fuller serves as co-trustee, over which Mr. Fuller has shared voting and investment power. Includes 21,000 shares held by the Heartland Partnership, L.P., over which Mr. Fuller has no voting or investment power but in which Mr. Fuller does have a beneficial interest.

(9)           Mr. Hill is an investor in Heartland’s de novo, Summit Bank & Trust, in Broomfield, Colorado.

(10)           Includes an aggregate of 24,463 shares held by Mr. Schmidt’s spouse and minor children and 1,549 shares held by Mr. Schmidt jointly with his spouse, over which Mr. Schmidt has shared voting and investment power.

(11)           Includes 69,875 shares held by Mr. Erickson’s spouse.

(12)           Includes 27,000 shares held by Mr. Horstmann’s spouse, over which Mr. Horstmann has shared voting and investment power.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that our directors, executive officers and 10% stockholders file reports of ownership and changes in ownership with the Securities and Exchange Commission. Such persons are also required to furnish us with copies of all Section 16(a) forms they file. Based solely upon our review of such forms, we are not aware that any of our directors, executive officers or 10% stockholders failed to comply with the filing requirements of Section 16(a) during 2007, except that Mr. Horstmann was two days late filing a Form 4 upon the exercise of options to acquire shares in November of 2007.

EXECUTIVE OFFICERS AND DIRECTORS COMPENSATION

Compensation Discussion and Analysis

The Compensation Discussion and Analysis addresses our compensation philosophy and objectives with respect to our named executive officers, compensation factors, elements of compensation and the basis for compensation for 2007.  As is widely known, 2007 was a challenging year for the economy and financial services firms in particular.  While the Company has not been involved in the types of activity that have brought media attention to other financial institutions and the economy in general, the Company has not been immune to broader market forces that have negatively impacted the market.  The Company believes that executive compensation must be reflective of market conditions and accordingly bonuses for the named executive officers in 2007 were lower than 2006 and the 2008 salaries of the top two named executive officers, Mr. Fuller and Mr. Schmidt, were kept at their 2007 level.

Compensation Philosophy and Objectives.  Our compensation philosophy is to design and provide an overall compensation program for the executive officers that will further align the interests of those officers with those of our stockholders

Compensation plans are designed to drive growth in both earnings per share and earning assets, consistent with the Company’s aggressive 1-year and 5-year budgets and plans, thereby motivating and rewarding executives for the achievement of same, as well as attracting and rewarding executives capable of achieving these aggressive plans and budgets. Accordingly, total compensation is higher for individuals with greater responsibility and greater ability to influence the Company’s achievement of targeted results and strategic objectives. As position and responsibility increase, a larger portion of the executive officer’s total compensation is performance-based pay contingent upon the achievement of targeted results and strategic objectives. Additionally, the interests of executive officers are further aligned with stockholders through opportunities for increased ownership of the Company. Equity-based compensation is higher for executive officers with greater levels of responsibility resulting in a significant percentage of the officers’ total compensation dependent upon long-term appreciation of the price of the Company stock. Finally, we believe the compensation program encourages the retention of executives and other key employees of the Company by remaining competitive in the marketplace.

Stock Ownership and Retention Guidelines. To reinforce our philosophy of equity ownership for executives and to further align the interests of our executives with our stockholders, we adopted share retention and ownership guidelines for our executives, including bank presidents. The stock ownership requirements vary based upon position level, and for our named executive officers, range from 30,000 to 100,000 shares. Executives subject to our ownership policy are required to retain a portion of shares received from equity awards until the guideline level is attained. Currently all executive officers exceed these ownership guidelines.

Compensation Factors. Individual and corporate performance objectives for executive officers are set annually.  The compensation/nominating committee works with the chief executive officer to review strategic objectives and performance targets for each individual as well as the appropriateness of the financial measures used in incentive plans and the potential to achieve such performance targets.

Corporate Performance. The compensation/nominating committee looks at a number of corporate measures in making compensation determinations, including achievement of the Company’s 1-year and 5-year plans, asset growth, return on equity and earnings per share, and comparison to its established peer group. The compensation/nominating committee utilizes asset growth and return on equity as well as earnings per share in making determinations regarding equity-based compensation. The Committee believes these factors provide the best measure of the Company’s performance.  Additionally, consideration is also given to a broad overview of the Company’s financial performance ratios as compared to a peer group. Such ratios include, but are not limited to, net interest margin, non-performing assets/loans, net charge-offs and net overhead.

Individual Performance.  When determining compensation, the compensation/nominating committee also looks at individual performance factors such as performing exceptional work, potential for future growth with the Company,  planning/budgeting capabilities, mentoring and motivation and capacity for vision and leadership.

Peer Comparison.  The compensation/nominating committee believes it is appropriate to establish compensation levels based upon comparisons to a peer group. The compensation/nominating committee believes there are a variety of forces that constitute  significant factors in crafting appropriate compensation levels, such as competitive pressure, development and retention of valuable officers and employees, creation of an excellent working environment and, accordingly, looks to peer data as developed by FWCC to provide meaningful information to be considered in the design of compensation programs.

As established, the peer group consists of similar-sized, publicly traded bank holding companies in the Midwest and Western United States. The compensation/nominating committee, with the assistance of FWCC, annually reviews and approves the peer group and establishes appropriate and competitive ranges of short and long-term compensation based upon the median of the peer group. Various components of executive compensation (i.e., base salary, bonus, options, retirement plans and other benefits) are compared to the peer group median for similar positions. In addition, information on the usage of shares and related dilution levels for equity incentives is also obtained and reviewed with the compensation/nominating committee.

The companies included in the peer group are reviewed and updated annually and may change based upon size, merger and acquisition activity as well as the recommendation of consultants such as FWCC.  The companies included in the 2007 analysis included Capitol Bancorp, CoBiz, First State Bancorporation, Glacier Bancorp, Main Street Trust, Mercantile Bank, Midwest Bank Holdings, National Penn Bancshares, Old Second Bancorp, Prosperity Bancshares, S&T Bancorp, S.Y. Bancorp, Sterling Bancshares, Umpqua Holdings and West Coast Bancorp

Overall, our goal is to pay total cash compensation (base salary plus bonus) near the median of the peer group for comparable positions and performance. To reinforce our pay-for-performance philosophy, base salaries will generally be below the comparable peer median. Bonuses will generally be above peer median, given comparable positions and performance.

A historical review of the Company’s compensation for the executive officers indicated that as of December 31, 2003, total cash compensation for the Company’s executive officers was substantially below that of the peer group. Given the competitive gap between the Company and market median pay levels for the top five officers identified in 2003, the compensation/nominating committee developed a multi-year plan for bringing officer pay levels to market levels consistent with our philosophy of emphasizing variable compensation tied to performance.  As of 2007, base compensation has increased but remains somewhat below the median level of the peer group. Total compensation (salary, bonus and long-term equity incentives) has increased as well for executive officers, however, remains below median peer levels.

Targeted Compensation Levels. Based upon the Company’s performance, individual performance, benchmarking, historical compensation levels, competitive peer practices, and industry conditions, the compensation/nominating committee establishes total compensation levels for each of the executive officers. These determinations are guided by the compensation philosophy described herein.

Performance Pay.  In setting targeted total compensation levels the compensation/nominating committee determines the proportion of total compensation that will be performance-based pay. Performance-based pay in general includes cash bonuses for the achievement of specific performance objectives and equity-based compensation, the value of which is based upon specific financial performance measures and long-term appreciation in price.

Elements of Compensation.  There are four components to our executive officers’ compensation: base salary, cash bonus, equity compensation and additional benefits.

Base Salary. Base salary is an important component of executive compensation because it provides executives with a regular income. Base salaries are intended to assist us in attracting executives and recognizing different levels of responsibility and contribution among executives. The determination of base salaries is based upon the executive’s qualifications and experience, scope of responsibility and potential to achieve the goals and objectives established for the executive. Additionally, past performance, internal pay equity and comparison to competitive salary practices in the peer group are also considered. The compensation/nominating committee looks at the median base salary of executives in similar positions in peer group bank holding companies and compares our corporate performance with that of the peer group. The compensation/nominating committee, with the help of FWCC, establishes an appropriate base salary for each of the executive officers, which is set at a level lower than the peer group median to allow for a significant percentage of the total compensation to be performance-based pay.

Consistent with the intent of the compensation/nominating committee in 2004 to bring executive pay levels closer to but still below the median of the peer group over a period of time, salaries for the named executive officers in 2007 increased in a range from 3.5% to 6%.

For 2008, the salaries of Messrs. Fuller and Schmidt remain at the 2007 level. While Company performance in 2007 compared favorably to much of the industry, Messrs. Fuller and Schmidt suggested, and the compensation/nominating committee agreed,  that their salaries not be increased in a period of economic uncertainty.  The salaries of Messrs. Everts, Horstmann and Erickson were increased between 6.7% and 9% to reflect their increased responsibilities in the Company.

Performance-Based Bonus Plan.  Under SEC disclosure rules, what the Company has historically reported as bonus compensation is reported as non-equity incentive plan compensation, and accordingly, bonus compensation shall be reported as such in the compensation tables. We will, however, for purposes of continuity and simplicity, continue to refer to such compensation in this discussion as bonus. The bonus plan is designed to incentivize executives to achieve the Company’s 1-year and 5-year plans. The plan annually offers participants, including executive officers, the opportunity to earn a cash bonus for the Company’s achievement of targeted goals for asset growth and return on equity (“ROE”). If the required level of achievement is reached, the participants will earn cash bonuses as calculated by a formula explained in the following paragraph.

The bonus calculation is comprised of two components:

•
70% is based upon earnings and growth of earning assets for the calendar year relative to the Company’s 5-year plan. This 70% of the bonus is further broken down into two components; 70% based upon achievement of ROE goals, and 30% on achievement of growth in asset goals. In order to achieve a 100% score for this component, the ROE for 2007 needed to be 15.22% and assets needed to reach $3.7 billion.  A score of 100% in this component (ROE plus asset growth equal to the 5-year plan) would earn 70% of the targeted bonus; and

•
The remaining 30% is comprised of an individual score based on the individual’s performance against previously established criteria. For the individual score the payout can be anywhere from 85% to 115%, but if performance targets are not met, the payout could be zero. Historically, this score has been somewhat discretionary as the factors are not entirely objective (potential for growth, planning/budgeting, mentoring and motivation, vision and leadership).  Additionally, the score is based on a wide range of financial performance measures and ratios.

Under the bonus plan, however, no payments will be earned for a year in which the Company’s ROE falls below 8% for that year.

The compensation/nominating committee believes that such weighting solidifies the alignment of the officers’ interests with that of the Company. As described earlier, the compensation/nominating committee believes that the combination of somewhat below peer salaries with somewhat above peer bonuses encourages best efforts from the officers.  As noted in the beginning of this discussion, the Company also believes bonus payouts should reflect Company performance in the current economy.  Accordingly, 2007 total bonus payouts were actually less than payouts possible (70% based upon the formula plus 30% individual performance) per named executive officer, other than Mr. Horstmann.  These reduced payouts ranged from $34,000 to $140,000. Under the plan, the possible payouts could have ranged from $55,000 to $260,000.  Of the total bonus payouts possible under the plan, Mr. Fuller earned 54% and Messrs. Erickson, Everts and Schmidt earned 61%.  Mr. Horstmann earned 76% of the maximum payout possible which was reflective of the performance of Dubuque Bank and Trust Company during 2007.

As President of Dubuque Bank and Trust Company, as well as an executive officer of Heartland, Mr. Horstmann’s bonus calculation varies from the other four executive officers in the following manner:

•
20% is based upon earnings and growth of average assets for the calendar year relative to the Company’s 5-year plan. This 20% of the bonus is further broken down into two components; 70% based upon achievement of ROE goals, and 30% on achievement of growth in average asset goals. A score of 100% in this component (annual ROE plus annual average asset growth equal to a combined score of 22%) would earn 20% of the targeted bonus;

•
60% is based upon earnings and growth of average assets of Dubuque Bank and Trust Company. This 60% of the bonus is further broken down into two components; 70% based upon achievement of annual ROE goals, and 30% on achievement of growth in average asset goals. A score of 100% in this component (ROE plus asset growth) would earn 60% of the targeted bonus; and

•
20% is comprised of individual performance against previously established criteria. The payout for this component can be anywhere from 50% to 150%, but if performance targets are not met, the payout could be zero. Historically, this score has been somewhat discretionary as the factors are not entirely objective (potential for growth, planning/budgeting, mentoring and motivation, vision and leadership).  Additionally, the score is based on a wide range of financial performance measures and ratios.

The bonus for all the named executive officers is paid in two parts: 1) the first installment of 70% is paid in January, which coincides with the availability of year-end financial results, and 2) the second installment of 30% is paid on or before March 15.

Equity Compensation. The compensation/nominating committee believes that equity compensation is an effective way of creating a long-term link between the compensation provided to officers and other key management personnel with gains to be realized by stockholders. The equity compensation program is also intended to support a pay-for-performance culture, foster employee stock ownership, and focus the management team on increasing value for the stockholders. In addition, the compensation/nominating committee believes that equity compensation provides balance to the overall compensation program, with the bonus program focusing on the achievement of year-to-year goals, while equity compensation creates incentives for increases in stockholder value over a longer term. The equity compensation program for executives includes performance-based restricted stock and non-qualified stock options.

Performance-Based Restricted Stock. Performance-based restricted stock directly supports our goal of doubling earnings per share and assets every five years. Under the Company’s Performance Based Restricted Stock Plan approved by stockholders in 2005, a percentage of the restricted shares granted under the plan may be earned each year through 2009 based upon the cumulative attainment of the overall 5-year performance goal ending on December 31, 2009. The number of performance-based restricted shares granted to each executive officer is based upon the executive’s position, scope of responsibility and ability to affect profits and shareholder value as well as the executive’s past performance and market practices.

Pursuant to the terms of the awards, the restricted shares shall be earned upon the attainment of pre-established cumulative earnings to $7.63 per share and total asset growth to $4.0 billion. These goals are also weighted 70% based on diluted earnings per share and 30% on asset growth. Beginning on December 31, 2005, and each December 31 thereafter through 2009, the actual growth in earnings and assets will be compared to the Company’s 5-year plan and that portion of the awarded shares will be considered earned. Earned shares will become vested upon the two-year anniversary of the date earned only if the executive is employed through such two-year period, the targeted performance measures are met or exceeded on the vesting date, and certain regulatory events have not occurred. If the targeted performance measures are not met or exceeded on the vesting date, the shares will not be vested. The awarded shares are registered in the name of the executive but are retained by the Company during the restricted period. The executive is entitled to vote the awarded shares but will not receive dividends on the awarded shares until vested.  Shares earned based on 2007 performance will be subject to the additional two-year service period and related conditions, as described above. Shares for the 2005 performance period vested in January 2008 upon authorization by the compensation/nominating committee.

As reported in the following compensation tables, year-end 2007 financial results indicate that 54% of the total performance-based restricted awards have been earned in 2005, 2006 and 2007 for each of the executive officers, other than Mr. Horstmann who earned 66% in the same time period. As President of Dubuque Bank and Trust Company, as well as an executive officer of the Company, Mr. Horstmann’s earned shares vary from the other four executive officers because 50% of his award is based on his bank’s performance. The performance thresholds for Mr. Horstmann’s bank are based on growth in assets and earnings as a function of the 5-year plan taking into consideration the bank’s current market and its own specific growth potential.

Non-qualified Stock Options.  Non-qualified stock options are also utilized as an equity compensation vehicle. The value received by the executives from a non-qualified stock option is based upon the growth of the stock price above the option price. Historically, stock options share the following features:

•	The term of the option does not exceed 10 years;
•	The grant price is not less than the market price on the date of the grant;
•	Grants do not contain “reload” provisions;
•	Option repricing is prohibited;
•	Grants are determined as soon as possible after the end of the fiscal year; and
•	Non-qualified stock options are historically provided in a much smaller amount to the executive officers who have received performance-based restricted stock.

The factors affecting the amount of the options are: 1) individual performance; 2) internal pay equity; and 3) the need to be competitive with similar positions in other publicly traded companies in the Midwest and West. The option price of non-qualified stock options is set in accordance with a compensation/nominating committee-approved formula. This formula calculates the weighted average market price of Heartland stock that was traded over the open market in the five days prior to the date on which the options were granted. The non-qualified options granted to employees must be exercised within ten years of the date of grant and become exercisable in three equal portions on the third, fourth and fifth anniversaries of the date of grant. Options not exercised by the tenth anniversary of the date of grant are forfeited.

The compensation/nominating committee has historically taken the position that the exercise price of non-qualified stock options granted for the current year should be no less than the price established for Company stock to be purchased through the Heartland Financial USA, Inc. 2006 Employee Stock Purchase Plan during the same calendar year.  Because the formula used to establish the exercise price of options granted in 2007 (a nominating/compensation approved formula, which calculated the weighted average market price of Heartland stock that was traded over the open market in the five days prior to the date on which the options were granted) resulted in an exercise price lower than the price set for the purchase of shares in 2007 through the Heartland Employee Stock Purchase Plan, the exercise price of non-qualified options in 2007 was raised to equal the price set for shares to be purchased during 2007 through the Employee Stock Purchase Plan.  Additionally, the compensation/nominating committee has historically monitored the overhang for all equity awards, both currently granted and outstanding, as well as ungranted shares which can be issued under the plan, to be no greater than that of comparable bank holding companies. Beginning in 2008, the nominating/compensation committee has established that the exercise price of non-qualified stock options shall be the closing price as of the date of the grant.  As in prior years, in no instance can the exercise price of non-qualified stock options granted for the current year be less than the price established for Company stock purchased through the Heartland Financial USA Inc. 2006 Employee Stock Purchase Plan during the same calendar year.

The philosophy for the allocation of non-qualified stock options is to provide a proportionately larger allocation to executives not participating in the performance-based restricted stock program. In 2007, we awarded stock options to purchase an aggregate of 146,750 shares of Heartland common stock to 117employees.

Other Compensation and Benefits. We have historically provided perquisites and other types of non-cash benefits on a very limited basis in an effort to avoid an entitlement mentality, reinforce a pay-for-performance orientation and minimize expense. Such benefits, when provided, can include the use of a company-owned automobile, payment of 50% of country club or social club dues and additional life insurance. In keeping with our philosophy of limited usage, the value of these benefits is, in aggregate, below the SEC rule ($10,000 per individual) requiring disclosure. Accordingly, no amounts for perquisites or other personal benefits for our named executive officers are reported in the “All Other Compensation” column in the Summary Compensation Table below.

The Company is a majority owner of a Cessna business jet. The aircraft is used to transport Company personnel to meetings at various Company locations, particularly in the West and Southwest, and to provide transportation for Company executives to business meetings. The aircraft is also used to transport Company executives, directors, major stockholders and customers for business development purposes. It is the Company’s policy that the aircraft is not to be utilized for personal benefit. On occasion, an executive officer or director’s family member may board a flight if an empty seat is available on a regularly scheduled business flight. The Company believes such usage does not create any incremental cost to the Company.

Executive officers also participate in the Company’s other broad-based employee benefit programs on the same terms as similarly situated employees. Health insurance is provided to all full-time employees. The Company pays approximately two-thirds of the annual health insurance premium with employees paying the balance through payroll deductions. The Company offers several types of coverage so each employee has the choice of subscribing to the program that best accommodates the employee’s needs.

The Heartland Financial USA, Inc. 2006 Employee Stock Purchase Plan was adopted and approved by stockholders in 2005 and is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code. The plan generally allows employees of Heartland and its subsidiaries, including Heartland’s executive officers, to purchase shares of our common stock. Maximum participation in the Heartland Financial USA, Inc. 2006 Employee Stock Purchase Plan is 15% of annual cash income, with a maximum of $25,000 of stock per annum. This benefit is available to all employees who are employed on the anniversary of the Heartland Financial USA, Inc. 2006 Employee Stock Purchase Plan’s effective date, which is January 1 of each calendar year. Participation is through payroll deduction. The price of stock purchased through the Heartland Financial USA, Inc. 2006 Employee Stock Purchase Plan has been established by the compensation/nominating committee to be 100% of fair market value on the first day of the offering period. In 2007 the fair market value was the weighted average market price of Heartland stock that was traded over the open market in the five days prior to the last business day of the year.  Beginning in 2008 the fair market value on the first day of the offering period is the closing price on the last business day of the year prior to the first day of the offering period.

The Company’s retirement income program for employees consists of a qualified defined contribution program. The program provides for a 2% matching contribution when the employee contributes at least 3% of the employee’s salary. The program will provide a 2/3 match for any employee contribution of less than 3% of salary. The Company also provides for a discretionary profit sharing program that is generally available to employees.

Summary Compensation Table

The following table sets forth information concerning the compensation paid or granted to our chief executive officer, our chief financial officer and to each of the other three most highly compensated executive officers of Heartland or our subsidiaries for the fiscal years ended December 31, 2007 and 2006:

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary(1)	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	All Other Compensation(5)	Total Compensation
Lynn B. Fuller President and Chief Executive Officer of Heartland	2007 2006	$ 330,000 $ 318,000	$ 106,890 $ 106,890	$ 180,895 $ 65,611	$ 140,000 $ 215,459	$ 18,586 $ 26,422	$ 776,371 $ 732,382
John K. Schmidt Executive Vice President, Chief Operating Officer & Chief Financial Officer of Heartland	2007 2006	$ 244,500 $ 235,000	$ 42,756 $ 42,756	$ 43,954 $ 39,618	$ 78,200 $ 101,548	$ 18,586 $ 26,422	$ 427,996 $ 445,344
Kenneth J. Erickson Executive Vice President of Heartland	2007 2006	$ 202,000 $ 194,000	$ 21,378 $ 21,378	$ 42,336 $ 17,818	$ 62,496 $ 76,824	$ 18,586 $ 26,422	$ 346,796 $ 336,442
Douglas J. Horstmann Senior Vice President of Heartland	2007 2006	$ 180,000 $ 170,000	$ 20,042 $ 20,042	$ 22,220 $ 13,835	$ 44,100 $ 52,828	$ 18,586 $ 26,422	$ 284,948 $ 283,127
Edward H. Everts Senior Vice President of Heartland	2007 2006	$ 164,000 $ 157,000	$ 20,042 $ 20,042	$ 32,075 $ 14,464	$ 33,699 $ 45,918	$ 17,339 $ 24,701	$ 267,155 $ 262,125

(1)           Includes amounts deferred at the discretion of the executive officer under our retirement plan.

(2)           The amounts shown are calculated based upon FAS 123R and equal the compensation cost recorded on our consolidated statement of income for the respective year. Under FAS 123R, a pro-rata portion of the total expense at the time the restricted awards are granted is recognized over the applicable service period. For further discussion on the calculation of the compensation costs recorded under FAS 123R, see footnote seventeen to our audited consolidated financial statements for the years ended December 31, 2007 and 2006. The amounts reported in this column relate to restricted stock grants originally made on May 18, 2005. The original total cost of these awards was based on the number of shares awarded and the fair market value of Heartland’s common stock on the date of grant.

(3)           The amounts shown are calculated based upon FAS 123R and equal the compensation cost recorded on our consolidated statement of income for the respective year. Under FAS 123R, a pro-rata portion of the total expense at the time the grant is made is recognized over the applicable service period, generally corresponding with the vesting schedule of the grants. For further discussion on the calculation of the compensation costs recorded under FAS 123R, see footnote seventeen to our audited consolidated financial statements for the years ended December 31, 2007 and 2006. For 2007, the amounts in this column relate to option grants made annually from 2002 through 2007.  For 2006, the amounts in this column relate to option grants made annually from 2001 through 2006. The original cost of these grants was based on the fair value of the option grants as estimated using the Black-Scholes pricing model.

(4)           The amounts shown represent amounts received under our performance-based bonus plan. For prior years, these amounts were reported as bonuses. Under current reporting rules, discretionary or guaranteed bonuses are disclosed as bonuses. These payments are based on our achievement of certain performance targets and, accordingly, are now reported in this column as non-equity incentive plan compensation.

(5)           The amounts shown represent amounts contributed on behalf of the respective officer to our retirement plan. For Messrs. Fuller, Schmidt, Erickson and Horstmann, the amounts shown include a matching contribution to the 401(k) component of our retirement plan in the amount of $4,523. For Mr. Everts, the amount shown includes a matching contribution to the 401(k) component of our retirement plan in the amount of $4,219.

Grants of Plan-Based Awards

The following table sets forth certain information concerning grants of plan-based awards made during 2007 to the individuals named in the summary compensation table:

GRANTS OF PLAN-BASED AWARDS
Name	Grant Date	Estimated Future Payments Under Non-Equity Incentive Plan Awards(1)		All Other Awards: Number of Securities Underlying Options(2)	Exercise or Base Price of Option Awards ($/Share)(3)	Closing Market Price	Grant Date Fair Value of Stock and Options Awards(4)
		Target	Maximum
Lynn B. Fuller Performance-based bonus Stock option grants	1/16/07	$260,000	$260,000	10,000	$29.65	$27.85	$76,900
John K. Schmidt Performance-based bonus Stock option grants	1/16/07	$128,000	$128,000	4,000	$29.65	$27.85	$30,760
Kenneth J. Erickson Performance-based bonus Stock option grants	1/16/07	$102,000	$102,000	2,000	$29.65	$27.85	$15,380
Douglas J. Horstmann Performance-based bonus Stock option grants	1/16/07	$58,000	$67,500	1,500	$29.65	$27.85	$11,535
Edward H. Everts Performance-based bonus Stock option grants	1/16/07	$55,000	$55,000	1,500	$29.65	$27.85	$11,535

(1)           Because there is the possibility of no incentive payout if the performance objectives are not met, the threshold amount is deemed to be zero for all the named executive officers. In addition, since the Company’s goal is to meet all performance objectives, the target incentive for all the named executive officers, except for Mr. Horstmann, is deemed to be the same as the maximum incentive amount.

(2)           Options become exercisable in three equal portions on the day of the third, fourth and fifth anniversaries of the January 16, 2007, date of grant.

(3)           The price of non-qualified stock options granted in 2007 is based on a formula that calculates the weighted average market price of Heartland stock that was traded over the open market in the five days prior to the date on which the options were granted; this price in all cases cannot be lower than the price established for the Employee Stock Purchase Plan, as was the case in 2007.

(4)           The Black-Scholes valuation model was used to determine the grant date present values. For further discussion on this calculation, see footnote seventeen to our audited consolidated financial statements for the year ended December 31, 2007. Significant assumptions include: risk-free interest rate, 4.74%; expected option life, 6 years; expected volatility, 24.20%; expected dividends, 1.25%. The ultimate value of the options will depend on the future market price of our common stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an executive may realize upon the exercise of an option will depend on the excess of the market value of our common stock, on the date the option is exercised, over the exercise price of the option.

Outstanding Equity Awards

The following table sets forth information concerning unexercised stock options and unvested restricted stock awards held at December 31, 2007, by the named executive officers:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
	Option Awards (1)				Stock Awards
Name	# of Securities Underlying Unexercised Options Exercisable	# of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Market or Present Value of Unearned Shares, Units or Other Rights That Have Not Vested(2)(3)
Lynn B. Fuller	- - - 5,000 10,000 8,250	10,000 10,000 15,000 10,000 5,000 -	$29.65 $21.60 $21.00 $19.48 $11.84 $8.80	1/16/2017 1/24/2016 2/10/2015 1/20/2014 1/21/2013 1/15/2012	40,000	$742,800
John K. Schmidt	- - - 3,333 7,000 3,750 9,000 9,000 16,000	4,000 4,000 10,000 6,667 3,500 - - - -	$29.65 $21.60 $21.00 $19.48 $11.84 $8.80 $8.67 $12.00 $12.00	1/16/2017 1/24/2016 2/10/2015 1/20/2014 1/21/2013 1/15/2012 6/01/2011 1/17/2010 1/02/2009	16,000	$297,120
Kenneth J. Erickson	- - - 1,333 4,000 2,250 3,000 4,500 18,000	2,000 2,000 4,000 2,667 2,000 - - - -	$29.65 $21.60 $21.00 $19.48 $11.84 $8.80 $8.67 $12.00 $12.00	1/16/2017 1/24/2016 2/10/2015 1/20/2014 1/21/2013 1/15/2012 6/01/2011 1/17/2010 1/02/2009	8,000	$148,560

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
	Option Awards (1)				Stock Awards
Name	# of Securities Underlying Unexercised Options Exercisable	# of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Market or Present Value of Unearned Shares, Units or Other Rights That Have Not Vested(2)(3)
Douglas J. Horstmann	- - - 1,000 3,000 1,500 3,000 3,000	1,500 1,500 3,000 2,000 1,500 - - -	$29.65 $21.60 $21.00 $19.48 $11.84 $8.80 $8.67 $12.00	1/16/2017 1/24/2016 2/10/2015 1/20/2014 1/21/2013 1/15/2012 6/01/2011 1/17/2010	7,500	$139,275
Edward H. Everts	- - - 1,000 3,000 2,250 3,000 4,500 18,000	1,500 1,500 3,000 2,000 1,500 - - - -	$29.65 $21.60 $21.00 $19.48 $11.84 $8.80 $8.67 $12.00 $12.00	1/16/2017 1/24/2016 2/10/2015 1/20/2014 1/21/2013 1/15/2012 6/01/2011 1/17/2010 1/02/2009	7,500	$139,275

(1)           The schedule below reflects the vesting dates for the option awards outstanding as of December 31, 2007:

Grant Date	Expiration Date	One-third Vests On Each Of:
1/16/2007	1/16/2017	January 16, 2010, January 16, 2011 and January 16, 2012
1/24/2006	1/24/2016	January 24, 2009, January 24, 2010 and January 24, 2011
2/10/2005	2/10/2015	February 10, 2008, February 10, 2009 and February 10, 2010
1/20/2004	1/20/2014	January 20, 2007, January 20, 2008 and January 20, 2009
1/21/2003	1/21/2013	January 21, 2006, January 21, 2007 and January 21, 2008
1/15/2002	1/15/2012	January 15, 2005, January 15, 2006 and January 15, 2007
6/1/2001	6/1/2011	June 1, 2004, June 1, 2005 and June 1, 2006
1/17/2000	1/17/2010	January 17, 2003, January 17, 2004 and January 17, 2005
1/2/1999	1/2/2009	January 2, 2002, January 2, 2003 and January 2, 2004

(2)           The amounts in this column were calculated using a per share value of $18.57, the closing market price of a share of Heartland common stock on December 31, 2007, the last business day of the year.

(3)           Pursuant to the terms of the awards, the restricted shares shall be earned upon the attainment of pre-established earnings and asset growth targets, which are consistent with the primary goals of Heartland’s current five-year plan. The performance measures for all the listed executives, except Mr. Horstmann, are based upon the performance of Heartland as a whole. For Mr. Horstmann, a portion of the performance measure is based upon the performance of Heartland as a whole and a portion is based upon the performance of Dubuque Bank and Trust, the bank subsidiary of which he is president. On December 31 of each year beginning in 2005 and ending in 2009, the actual growth in earnings and assets will be compared to the pre-established targets and that portion of the awarded shares will be considered earned. Shares earned as of December 31, 2005, and vested on January 24, 2008, were 6,603 for Mr. Fuller, 2,641 for Mr. Schmidt, 1,321 for Mr. Erickson, 1,746 for Mr. Horstmann and 1,238 for Mr. Everts. Shares earned as of December 31, 2006, were 7,551 for Mr. Fuller, 3,021 for Mr. Schmidt, 1,510 for Mr. Erickson, 1,399 for Mr. Horstmann and 1,416 for Mr. Everts. Shares earned as of December 31, 2007, were 7,408 for Mr. Fuller, 2,963 for Mr. Schmidt, 1,482 for Mr. Erickson, 1,772 for Mr. Horstmann and 1,389 for Mr. Everts.  Shares earned will become vested upon the two-year anniversary of the date earned only if the executive is employed through such two-year period, the targeted performance measures are met or exceeded on the vesting date and certain regulatory events have not occurred. The awarded shares have been registered in the name of the executive but are retained by Heartland during the restricted period. The executive is entitled to vote the awarded shares but will not receive any dividends on the awarded shares until vested.

Option Exercises and Stock Vested

The following table sets forth certain information concerning stock option awards exercised and restricted stock awards vested during 2007 for the named executive officers:

OPTION EXERCISES AND STOCK VESTED
Name	Option Awards
	# of Shares Acquired on Exercise	Value Realized Upon Exercise(1)
Lynn B. Fuller	15,000	$ 140,550
John K. Schmidt	48,000	$ 836,240
Kenneth J. Erickson	24,000	$ 209,040
Douglas J. Horstmann	33,000	$ 252,870
Edward H. Everts	24,000	$ 194,640

(1)           The amounts in this column were calculated by subtracting the exercise price per share from the market value per share of Heartland common stock on the date of exercise.

Potential Payments Upon Termination or Change in Control

Payments Made Upon Disability.  All full-time employees and officers of the Company, after six months of employment, are eligible for a long-term disability benefit. The benefit begins after 90 days of total disability. The monthly benefit amount for all full-time officers of the Company is 66 2/3 percent of monthly earnings with a maximum monthly benefit amount of $7,000. The monthly payments continue until the participant dies, ceases to have a disability or reaches age 65. The benefit includes an annual increase and a survivor benefit of one lump sum payment equal to three times the employee’s last full monthly benefit.

If employment of any of our officers who have received equity awards is terminated due to disability, the terms of our standard stock option agreement provide that the options become fully exercisable and expire if not exercised within 12 months of the date of disability. Additionally, the terms of our standard restricted stock agreement provide that, upon termination due to disability, all earned shares become fully vested and any unearned shares are forfeited.

Payments Made Upon Death.  The Company has a Split-Dollar Life Insurance Plan and Executive Supplemental Life Insurance Plan that provide a death benefit to the designated beneficiaries of the officers who have been enrolled in the plans, generally only those officers who are in a position of Vice President or higher and have provided at least three years of service to the Company. The combined death benefit under the plans is two times current compensation (salary plus bonus or commission) not to exceed $1,000,000. This benefit continues for the officer when employment has terminated as a result of disability, retirement or a change in control at a benefit level that is locked at two times compensation as in effect as of the date of termination. Effective at the close of business on December 31, 2007, participation in these life insurance plans was terminated for officers not qualifying for the early retirement provisions. Included in this terminated group were Messrs. Schmidt and Horstmann. An executive life insurance bonus plan was adopted by the Company for all the officers whose participation in the split-dollar life insurance plans had been terminated. The bonus plan provides for a bonus amount equal to the annual premium on a life insurance policy purchased for the officer, plus an amount equal to 40% of the annual premium amount. The annual premium amount will be paid directly to the insurance company and the 40% amount will be paid directly to the employee to help cover the taxes associated with the reporting of the premium payment as additional compensation. The policies were designed to provide a death benefit equal to two times salary at December 31, 2007, with annual increases of 5% per year until retirement at age 65. Additionally, the policies were designed for premium payments until age 65 for continued coverage through age 80 with no premium payments after age 65. Under this new plan there will be no continuation of premium payments by the Company after the employee has left employment with the Company for any reason, including disability or retirement. The employee is the owner of the policy and may continue premium payments or cash out the policy upon leaving the employment of the Company.

Payments Made Upon Retirement.  If employment of any of our officers who have received equity awards is terminated due to retirement, as defined within the plan, the terms of our standard stock option agreement provide that the options become fully exercisable and expire if not exercised within 6 months of the date of retirement. Additionally, the terms of our standard restricted stock agreement provide that, upon termination due to retirement, all earned shares become fully vested and any unearned shares continue to be subject to the earning provisions as if the officer had continued employment with the Company. The definition of retirement for both these equity awards is on or after the date (i) the officer reaches the age of 55 and has provided 10 years of service to the Company or (ii) the officer retires pursuant to the provisions of the Company’s retirement plan, which is currently at age 65. As of December 31, 2007, Messrs. Fuller, Erickson and Everts qualified for retirement.

Payments Made Upon Change In Control.  In July of 2007 the Company entered into Change in Control Agreements (“Agreements”) with certain officers of the Company, including the named executive officers.  These Agreements replace prior agreements which expired on December 31, 2004, and were discussed in our 2004 proxy statement. The new agreements are intended to support the best interests of stockholders by providing reasonable and fair benefits to the named executive officers in the event of a change in control of the Company while minimizing the potential costs to the Company.  Under the terms of the Agreements, officers covered by the Agreements will receive a payout ranging from 1 to 2 times the sum of their salary plus bonus and retirement contribution, and continuation of insurance benefits from 12 to 24 months.  Furthermore, the Agreements do not provide for the payment of “gross-ups” in order to cover any applicable federal or state taxes.  Applicable taxes, if owed, will be paid by the officers covered under the Agreements. The Agreements will only take effect under the following circumstances: (i) the acquisition by a person of 51% or more of the Company’s voting securities; (ii) non-incumbent directors becoming a majority of the Board; (iii) the consummation of a merger where the prior stockholders do not hold at least 51% of the resulting entity; or (iv) the liquidation or dissolution of the Company.

Our standard stock option and restricted stock agreements contain terms that provide for the acceleration of the vesting of any unvested stock options or shares of restricted stock upon a change in control. Under the standard stock option agreement, the options become fully exercisable and expire if not exercised within 6 months of the date of a change in control. Under the standard restricted stock agreement, all earned shares vest immediately. Unearned shares also vest immediately if the restricted stock agreement is not fully assumed in the change in control. To the extent the restricted stock agreements are assumed, any unearned shares will vest immediately upon the officer’s termination of employment (i) by the successor entity for any reason other than cause at any time following the change in control or (ii) by the officer for good reason within 24 months of the change in control.

Payments Made Upon Termination.  If the employment of any of the named executive officers is voluntarily or involuntarily terminated, no additional payments or benefits will accrue to him or be paid to him and any non-equity incentive plan compensation for the year would be forfeited.

Under the standard stock option agreement, the involuntary termination of employment by any of the named executive officers will trigger the forfeiture of all vested and unvested stock options. If termination of employment is voluntary and the officer does not compete with the Company, all vested stock options must be exercised within 6 months of the termination of employment and all unvested stock options are forfeited. In the case of a voluntary or involuntary termination of employment of any of the named executive officers, any unvested, earned or unearned, shares of restricted stock will be forfeited.

The following table shows potential payments to the named executive officers upon disability, death, retirement or termination upon a change in control of Heartland on December 31, 2007:

POTENTIAL PAYMENTS UPON DISABILITY, DEATH, RETIREMENT OR CHANGE IN CONTROL
Name	Type of Payment	Payments Upon Disability	Payments Upon Death	Payments Upon Retirement(4)	Payments Upon Change In Control(5)
Lynn B. Fuller	Annual Base Pay Cash Severance (1) Health/Welfare Benefits (1) Value of Acceleration: Stock Options (2) Value of Acceleration: Stock Awards (3) Split-Dollar Life Insurance	$84,000 $33,650 $400,406 $ -	$ - $33,650 $400,406 $1,000,000	$ - $33,650 $742,800 $ -	$ - $1,090,285 $ 23,965 $ 33,650 $742,800 $ -
John K. Schmidt	Annual Base Pay Cash Severance (1) Health/Welfare Benefits (1) Value of Acceleration: Stock Options (2) Value of Acceleration: Stock Awards (3) Split-Dollar Life Insurance	$84,000 $23,555 $160,166 $ -	$ - $23,555 $160,166 $645,400	$ - $ - $ - $ -	$ - $634,747 $ 20,970 $ 23,555 $297,120 $ -
Kenneth J. Erickson	Annual Base Pay Cash Severance (1) Health/Welfare Benefits (1) Value of Acceleration: Stock Options (2) Value of Acceleration: Stock Awards (3) Split-Dollar Life Insurance	$84,000 $13,460 $80,092 $ -	$ - $13,460 $80,092 $528,992	$ - $13,460 $148,560 $ -	$ - $439,685 $ 17,974 $ 13,460 $148,560 $ -
Douglas J. Horstmann	Annual Base Pay Cash Severance (1) Health/Welfare Benefits (1) Value of Acceleration: Stock Options (2) Value of Acceleration: Stock Awards (3) Split-Dollar Life Insurance	$84,000 $10,095 $91,309 $ -	$ - $10,095 $91,309 $448,200	$ - $ - $ - $ -	$ - $248,985 $ 11,983 $ 10,095 $139,275 $ -
Edward H. Everts	Annual Base Pay Cash Severance (1) Health/Welfare Benefits (1) Value of Acceleration: Stock Options (2) Value of Acceleration: Stock Awards (3) Split-Dollar Life Insurance	$84,000 $10,095 $75,079 $ -	$ - $10,095 $75,079 $395,398	$ - $10,095 $139,275 $ -	$ - $344,301 $ 7,503 $ 10,095 $139,275 $ -

(1)           The amounts reflected on these lines will be paid in equal monthly payments for the number of months specified for each as follows:  Mr. Fuller – 24 months, Mr. Schmidt – 21 months, Messrs. Erickson and Everts – 18 months and Mr. Horstmann – 12 months. For Mr. Fuller, the severance amount has been reduced by $22,100 to avoid exceeding the 280G limitation.

(2)           The amount computed for the stock options was determined by multiplying the difference between the closing market price of a share of our common stock on December 31, 2007, the last business day of the year ($18.57) and the exercise price per share for that option by the number of shares subject to that option.

(3)           The amount computed for the stock awards was determined by multiplying the number of shares that vest by $18.57 the closing market price of a share of our common stock on December 31, 2007, the last business day of the year.

(4)           For the purposes of this calculation, it is assumed that all shares will be earned even though they continue to be subject to the earning provisions as if the officer had continued employment with the Company.

(5)           For the purposes of this calculation, it is assumed that the restricted stock agreements are not fully assumed in the change in control and, therefore, all shares immediately vest.

Director Compensation

For 2007, each of our directors was paid a fee of $950 for each board meeting attended and $700 for each committee meeting attended, except for Messrs. Fuller and Schmidt who, as executive officers, do not receive any fees for their services as directors. Additionally, the director acting as chairman of a board meeting or committee meeting was paid an additional $350.  Heartland directors that serve on the boards of its subsidiaries receive the same fees as the other directors of the subsidiaries. Messrs. Fuller and Schmidt, to the extent they also serve as directors of a Heartland subsidiary, do not receive any fees for board service.

Non-employee directors are also eligible to receive incentive stock awards under the 2005 Long-Term Incentive Plan. In 2005, we began granting stock annually to each of our non-employee directors in addition to the board fees described above. On December 31, 2007, each non-employee director was awarded 300 shares of Heartland common stock (other than Mr. Hill who was awarded 200 shares). The fair market value of the stock awarded to each non-employee director was $5,571.

The following table shows the compensation earned by each of our directors during 2007 for service on the Heartland and its subsidiary boards:
DIRECTOR COMPENSATION
Name(1)	Fees Earned or Paid in Cash (2)	Stock Awards (3)	Total
James F. Conlan	$ 19,650	$ 5,571	$ 25,221
John W. Cox, Jr.	$ 19,600	$ 5,571	$ 25,171
Mark C. Falb	$ 26,725	$ 5,571	$ 32,296
Thomas L. Flynn	$ 24,725	$ 5,571	$ 30,296
James R. Hill	$ 8,950	$ 3,714	$ 12,664
Ronald A. Larson	$ 16,050	-	$ 16,050

(1)           Mr. Hill was elected to the Heartland board in May of 2007 to replace Mr. Larson who did not seek reelection at the 2007 Annual Meeting.

(2)           The amounts in this column include fees earned or paid in cash for services as a director at one of Heartland’s bank subsidiaries.  For service on the board of Dubuque Bank and Trust Company, Mr. Conlan received fees of $11,150, Mr. Falb received fees of $10,875 and Mr. Flynn received fees of $11,675.  For service on the board of Galena State Bank & Trust Co., Mr. Cox received fees of $6,900.  For service on the board of Arizona Bank & Trust, Mr. Larson received fees of $11,100.

(3)           This amount represents the fair value ($18.57) on December 31, 2007, the date of award and issuance.

Beginning in 2008, non-employee directors will be compensated for service during the period from the Company’s regularly scheduled 2008 Annual Meeting to the Company’s regularly scheduled 2009 Annual Meeting compensation solely in the form of restricted shares of Company stock granted under the 2005 Long-Term Incentive Plan in an amount determined by the Committee at its meeting on December 3, 2007.  Such shares shall be awarded as of the date of the 2008 Annual Meeting and shall vest on the earlier of the one year anniversary of grant or the date of the 2009 Annual Meeting.  In the event a director leaves the board for any reason prior to any vesting date (other than due to death or disability),  the Committee shall retain sole discretion to determine the disposition of the unvested shares.  In the event of the death or disability of the director, the shares shall fully vest.  The following grants were approved at the December 3, 2007, compensation/nominating committee meeting:

James F. Conlan (1)                                                                            900 shares
John W. Cox, Jr.                                                                              1,000 shares
Mark C. Falb(2)                                                                                1,100 shares
Thomas L. Flynn                                                                            1,000 shares
James R. Hill                                                                                    1,000 shares

(1)           The total number of shares for Mr. Conlan has been reduced by 100 shares due to his nonparticipation on the audit/corporate governance and compensation/nominating committees.

(2)           The total number of shares for Mr. Falb includes 100 additional shares due to his service as chair of the board and committee meetings.

The Board of Directors directed this change because the Board firmly believes that any compensation received by non-employee directors should be tied directly to the success of the Company and, by extension, the success of all of the Company’s stockholders.

For the period January 1, 2008 until the date of the Company’s 2008 Annual Meeting, non-employee directors will be paid a fee of $950 for each board meeting attended and $700 for each committee meeting attended.  Additionally, the director acting as chairman of a board meeting or committee meeting will be paid an additional $350.  These fees shall be paid in the form of unrestricted shares of Company stock to be calculated by dividing the dollar amount of fees earned by the price of shares of Company stock at market close on the date of the regularly scheduled 2008 Annual Meeting.

Compensation/Nominating Committee Report on Executive Compensation

We have reviewed and discussed the Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the board of directors that this Compensation Discussion and Analysis be included in this proxy statement and in Heartland’s Annual Report on Form 10-K for the year ended December 31, 2007.

Respectfully,
Mark C. Falb, John W. Cox, Jr., Thomas L. Flynn, James R. Hill

Compensation/Nominating Committee Interlocks

During 2007, none of the directors serving on the compensation/nominating committee of Heartland or Dubuque Bank and Trust served as an executive officer of either organization, and none of these individuals was a former officer or employee of either organization. In addition, during 2007 no executive officer served on the board of directors or compensation committee of any other corporation with respect to which any member of our committee was engaged as an executive officer.

Stockholder Return Performance Presentation

The incorporation by reference of this proxy statement into any document filed with the Securities and Exchange Commission by Heartland shall not be deemed to include the following performance graph and related information unless such graph and related information is specifically stated to be incorporated by reference into such document.

The following graph shows a five-year comparison of cumulative total returns for Heartland Financial USA, Inc., the NASDAQ Composite Index and the NASDAQ Bank Index. Figures for our common stock represent inter-dealer quotations, without retail markups, markdowns or commissions and do not necessarily represent actual transactions. Heartland became listed on NASDAQ in May 2003. The graph was prepared at our request by Research Data Group, Inc.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
ASSUMES $100 INVESTED ON DECEMBER 31, 2002

$400.00
$350.00
$300.00
$250.00
$200.00
$150.00
$100.00
$50.00
$-
Index Value
12/31/2002
12/31/2003
12/31/2004
12/31/2005
12/31/2006
12/31/2007
Heartland Financial USA, Inc.
Nasdaq Composite
Nasdaq Bank

*Total return assumes reinvestment of dividends

Cumulative Total Return Performance
	12/31/02	12/31/03	12/31/04	12/31/05	12/31/06	12/31/07
Heartland Financial USA, Inc.	$100	$164	$181	$198	$267	$175
NASDAQ Composite	100	150	165	169	188	205
NASDAQ Bank	100	131	145	142	159	126

TRANSACTIONS WITH MANAGEMENT

Directors and officers of Heartland and our subsidiaries, and their associates, were customers of and had transactions with us and one or more of our subsidiaries during 2007. Additional transactions may be expected to take place in the future. All outstanding loans, commitments to loan, transactions in repurchase agreements and certificates of deposit and depository relationships, in the opinion of management, were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features. All such loans are approved by the subsidiary bank’s board of directors in accordance with the bank regulatory requirements. Additionally, the audit/corporate governance committee charter provides that the committee consider and approve other material non-lending transactions between a director and Heartland, including its subsidiaries, to ensure that such transactions are done at arm’s length and do not affect a director’s independence.

AUDIT/CORPORATE GOVERANCE COMMITTEE REPORT

The incorporation by reference of this proxy statement into any document filed with the Securities and Exchange Commission by Heartland shall not be deemed to include the following report unless such report is specifically stated to be incorporated by reference into such document.

The audit/corporate governance committee assists the board in carrying out its oversight responsibilities for our financial reporting process, audit process and internal controls. The audit/corporate governance committee also reviews the audited financial statements and recommends to the board that they be included in our annual report on Form 10-K.

The audit/corporate governance committee has reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2007, with our management and KPMG LLP, our independent registered public accounting firm. The audit/corporate governance committee has also discussed with KPMG LLP the matters required to be discussed by SAS 61 (Codification for Statements on Auditing Standards) as well as having received and discussed the written disclosures and the letter from KPMG LLP required by Independence Standards Board Statement No. 1 (Independence Discussions with Audit Committees). Based on the review and discussions with management and KPMG LLP, the audit/corporate governance committee has recommended to the board that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2007, for filing with the Securities and Exchange Commission.

Respectfully,
Mark C. Falb, John W. Cox, Jr., Thomas L. Flynn, James R. Hill

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At the recommendation of the audit/corporate governance committee, we have appointed KPMG LLP to be our independent registered public accounting firm for the fiscal year ending December 31, 2008, and our board of directors recommends that the stockholders ratify the appointment. KPMG LLP has been our auditor since June 1994. A representative of KPMG LLP is expected to attend the meeting and will be available to respond to appropriate questions and to make a statement if he or she so desires. If the appointment of independent registered public accounting firm is not ratified, the audit/corporate governance committee of the board of directors will consider the matter of the appointment. The board of directors recommends that you vote your shares FOR ratification of this appointment.

Accountant Fees

Audit Fees.  The aggregate amounts of fees billed by KPMG LLP during fiscal years 2007 and 2006 for its audit of our annual financial statements and for its required reviews of our unaudited interim financial statements included in our quarterly reports filed were $487,000 and $467,500, respectively.

Audit Related Fees. The aggregate amounts of audit related fees billed by KPMG LLP during fiscal years 2007 and 2006 were $15,500 and $19,600, respectively. The majority of these services were related to filings with the Securities and Exchange Commission and services related to the audits of our employee benefit and retirement plans, our employee stock purchase plan and agreed upon procedures for the participation of the Company’s bank subsidiaries in loan programs through the Federal Home Loan Banks.

Tax Fees.  The aggregate amount of fees billed by KPMG LLP during fiscal year 2007 for tax related services was $37,700.  During fiscal year 2006, KPMG LLP did not bill the Company for any tax related services.

All Other Fees. We did not incur any fees from KPMG LLP for fiscal years 2007 and 2006 other than the fees reported above.

The audit/corporate governance committee, after consideration of these matters, does not believe that the rendering of these services by KPMG LLP to be incompatible with maintaining their independence as our independent registered public accounting firm.

Audit/Corporate Governance Committee Pre-Approval Policy

Among other things, the audit/corporate governance committee is responsible for appointing, setting compensation for and overseeing the work of the independent registered public accounting firm. The audit/corporate governance committee has not adopted any formal policy concerning pre-approval of the audit and permissible non-audit services to be provided by KPMG LLP. These services include audit and audit-related services, tax services and other services. Instead, on a case by case basis, any audit or permissible non-audit service proposed to be performed is considered by and, if deemed appropriate, approved by the audit/corporate governance committee in advance of the performance of such service. All of the fees earned by KPMG LLP described above were attributable to services pre-approved by the audit/corporate governance committee.

FAILURE TO INDICATE CHOICE

           If any stockholder fails to indicate a choice in items (1) or (2) on the proxy card, the shares of such stockholder shall be voted FOR in each instance.

By order of the Board of Directors
/s/ Lynn B. Fuller
Lynn B. Fuller
Chairman of the Board

Dubuque, Iowa
April 9, 2008

ALL STOCKHOLDERS ARE URGED TO SIGN
AND MAIL THEIR PROXIES PROMPTLY